UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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COMSTOCK RESOURCES, INC.

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April 22, 2013

Dear Comstock Stockholder:

At the annual meeting of Comstock Resources, Inc. (the “Company”) to be held on Tuesday, May 7, 2013, stockholders will vote on several important matters, including the election of two director nominees and an advisory vote on the compensation for the Company’s named executive officers. We strongly urge you to support each board recommendation.

Last week Institutional Shareholder Services Inc. (“ISS”) issued a report in which it recommends (i) withholding support for director nominee Cecil E. Martin, who is a member of our compensation committee and executive committee, as well as the chairman of our audit committee (including the audit committee financial expert) and our lead independent director and (ii) voting against the compensation for the Company’s named executive officers. These recommendations are based on certain criticisms of the Company’s executive compensation program.

Over the last two years the compensation committee has made extensive changes to the Company’s compensation programs to modernize our practices and to meet our stockholders’ expectations. Our compensation committee is committed to meeting our stockholders’ expectations and will continue to make adjustments until this goal is achieved. As outlined below, the compensation committee has agreed to make further changes to the compensation program, addressing certain criticisms raised by ISS.

In its report, ISS states that the Company’s new annual bonus program is still significantly discretionary and that the discretionary portion was awarded at above-target levels despite below-target achievement of financial goals. The Company’s new long-term incentive programs introduce performance-based awards tied to the achievement of objective pre-determined measures, but ISS claims that the goals do not appear to be sufficiently rigorous. It also cites ongoing concerns regarding the Company’s above-median benchmarking and use of a larger peer group than ISS deems appropriate. We want to address these criticisms and describe additional changes we are making in our compensation practices to address them.

A substantial portion of the bonus remains discretionary. Stockholders would further benefit from a program entirely based on the achievement of objective pre-determined measures.

The compensation committee has reviewed ISS’s comments related to the 50% discretionary component of the annual incentive bonus, and understands the concerns that have been raised. We would point out that some form of discretion is utilized in annual incentive programs at over 75% of the companies identified by ISS as our peers. Nevertheless, the compensation committee wants stockholders to understand the importance the Company places on ensuring the achievement of pay-for-performance. Therefore, the compensation committee has committed to award a 2013 discretionary bonus to our CEO and SVP only to the extent that the 2013 formula-driven bonus is earned. The Company will base 100% of the 2013 annual incentive bonus on the results of the formula-driven plan.

Performance metrics for long-term incentives are not rigorous. LTI pays out at elevated targets for median performance.

Performance share plans have been increasing in prevalence over the past few years as a result of the need to create a closer link between pay and performance; however, fewer than 30% of companies have implemented this change. The compensation committee is committed to ensuring that pay is strongly linked with stockholder value creation. The compensation committee understands ISS’s concern related to the relative TSR ranking performance goals for target vesting of the 2013 awards. Future awards will require that absolute TSR performance be positive in order for performance share awards to vest. This will ensure that we are delivering value to our stockholders, not simply performing well against our peers.

Above-median benchmarking.

The compensation committee believes the position ISS has taken regarding our benchmarking process disregards the competitive market for talent in our industry. To retain executives of the caliber of our Chief Executive Officer, Mr. Allison, and our Senior Vice President, Mr. Burns, the committee assesses the market at levels which are comparable to their tenure, experience, and historical performance. As our stockholders are aware, our CEO and SVP are highly qualified, experienced executives with 25 years’ tenure and successful track records. As generally accepted compensation principles (GACP) dictate, when benchmarking executives, one must differentiate between value creators (such as Messrs. Allison and Burns) and value maintainers. The committee feels, and GACP supports, that Messrs. Allison and Burns are value creators who are critical to the Company’s success in stockholder value creation over the long-term. Therefore, we believe that the compensation of Messrs. Allison and Burns should be set at a level above similarly titled executives at other companies who are not similarly qualified or experienced.

Nevertheless, the compensation committee acknowledges that changes to our benchmarking process may be necessary to attain our stockholders’ support for our executive compensation program. Therefore, the compensation committee is committing to stockholders that a change in benchmarking philosophy will be undertaken going forward. Future compensation decisions and awards to the CEO and SVP will be benchmarked at the 50th percentile, assuming future TSR performance merits it.

2013 Peer Group: “remains skewed” larger than the Company. Concerns are somewhat mitigated due to modifications for 2013.

As noted by ISS, the Company implemented significant changes to the 2012 peer group selection process following ISS’s concerns regarding the inclusion of companies that were considered too large by ISS standards. The ISS report makes note of the positive changes in the 2013 peer group. ISS’s 2013 peer selection process yielded a group that we feel better represents similarly-situated companies in our market. However, the ISS selected peers include multiple oil-dominant companies, as well as other companies that for a number of reasons we believe are poor peer comparisons, including:

•	ATP Oil & Gas – in bankruptcy

•	Breitburn Energy Partners – an MLP with a non-traditional compensation structure

•	EPL Oil & Gas – an offshore-focused company

•	Clayton Williams – a closely-held company which does not award equity

•	McMoRan Exploration – recently proposed merger with a much larger company

•	W&T Offshore – a closely-held company that is offshore-focused

The compensation committee strongly believes that the changes made in the 2013 peer group results in peer companies which are similarly sized and competitively aligned with the Company. The ISS-selected peer group includes seven companies that are included in the Company’s 2013 self-selected peer group of 18 companies. We agree that size and industry similarity are key inputs into the peer selection process;

however, the compensation committee also attempts to select peers exhibiting similar reserve/production characteristics, similar operational plays, good compensation practices, and similar human capital competition characteristics. It is our belief that our peer group positions the Company to best retain top level talent, competitively align compensation, and measure relative performance annually and long-term. The compensation committee will continue to monitor the composition of the Company’s peer group and give careful consideration to ISS’s size parameters for the Company’s peer group going forward.

Given the changes already made to the Company’s executive compensation program and the commitments of the compensation committee to further align pay with performance, we urge you to vote “FOR” Mr. Martin in the election of directors and “FOR” the advisory vote on executive compensation at the Company’s annual meeting of stockholders.

/s/ David W. Sledge
Chairman of Compensation Committee